Exhibit 99.1

Oracle Buys NetSuite

Redwood Shores, CA - July 28, 2016 – Oracle (NYSE: ORCL) today announced that it has entered into a definitive agreement to acquire NetSuite (NYSE: N), the very first cloud company. The transaction is valued at $109.00 per share in cash, or approximately $9.3 billion.

“Oracle and NetSuite cloud applications are complementary, and will coexist in the marketplace forever,” said Mark Hurd, Chief Executive Officer, Oracle. “We intend to invest heavily in both products – engineering and distribution.”

“We expect this acquisition to be immediately accretive to Oracle’s earnings on a non-GAAP basis in the first full fiscal year after closing,” said Safra Catz, Chief Executive Officer, Oracle.

“NetSuite has been working for 18 years to develop a single system for running a business in the cloud,” said Evan Goldberg, Founder, Chief Technology Officer and Chairman, NetSuite. “This combination is a winner for NetSuite’s customers, employees and partners.”

“NetSuite will benefit from Oracle’s global scale and reach to accelerate the availability of our cloud solutions in more industries and more countries,” said Zach Nelson, Chief Executive Officer, NetSuite. “We are excited to join Oracle and accelerate our pace of innovation.”

The evaluation and negotiation of the transaction was led by a Special Committee of Oracle’s Board of Directors consisting solely of independent directors. The Special Committee unanimously approved the transaction on behalf of Oracle and its Board of Directors.

The transaction is expected to close in 2016. The closing of the transaction is subject to receiving certain regulatory approvals and satisfying other closing conditions including NetSuite stockholders tendering a majority of NetSuite’s outstanding shares in the tender offer. In addition, the closing is subject to a condition that a majority of NetSuite’s outstanding shares not owned by executive officers or directors of NetSuite, or persons affiliated with Larry Ellison, his family members and any affiliated entities, be tendered in the tender offer.

More information about this announcement is available at www.oracle.com/netsuite.

About Oracle

Oracle offers a comprehensive and fully integrated stack of cloud applications and platform services. For more information about Oracle (NYSE: ORCL), visit oracle.com.

About NetSuite

In 1998, NetSuite pioneered the Cloud Computing revolution, establishing the world’s first company dedicated to delivering business applications over the Internet. Today, NetSuite provides a suite of cloud-based financials / Enterprise Resource Planning (ERP) and omnichannel commerce software that runs the business of more than 30,000 companies, organizations, and subsidiaries in more than 100 countries.

Trademarks

Oracle and Java are registered trademarks of Oracle and/or its affiliates. Other names may be trademarks of their respective owners.

Contact Info

Deborah Hellinger Oracle Corporate Communications +1.212.508.7935 deborah.hellinger@oracle.com	Ken Bond Oracle Investor Relations +1.650.607.0349 ken.bond@oracle.com

Cautionary Statement Regarding Forward-Looking Statements

This document contains certain forward-looking statements about Oracle and NetSuite, including statements that involve risks and uncertainties concerning Oracle’s proposed acquisition of NetSuite, anticipated customer benefits and general business outlook. When used in this document, the words “anticipates”, “can”, “will”, “look forward to”, “expected” and similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements. Any such statement may be influenced by a variety of factors, many of which are beyond the control of Oracle or NetSuite, that could cause actual outcomes and results to be materially different from those projected, described, expressed or implied in this document due to a number of risks and uncertainties. Potential risks and uncertainties include, among others, the possibility that the transaction will not close or that the closing may be delayed, the anticipated synergies of the combined companies may not be achieved after closing, the combined operations may not be successfully integrated in a timely manner, if at all, general economic conditions in regions in which either company does business, and the possibility that Oracle or NetSuite may be adversely affected by other economic, business, and/or competitive factors. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of Oracle or NetSuite.

In addition, please refer to the documents that Oracle and NetSuite, respectively, file with the U.S. Securities and Exchange Commission (the “SEC”) on Forms 10-K, 10-Q and 8-K. These filings identify and address other important factors that could cause Oracle’s and NetSuite’s respective operational and other results to differ materially from those contained in the forward- looking statements set forth in this document. You are cautioned to not place undue reliance on forward-looking statements, which speak only as of the date of this document. Neither Oracle nor NetSuite is under any duty to update any of the information in this document.

Oracle is currently reviewing the existing NetSuite product roadmap and will be providing guidance to customers in accordance with Oracle’s standard product communication policies. Any resulting features and timing of release of such features as determined by Oracle’s review of NetSuite’s product roadmap are at the sole discretion of Oracle. All product roadmap information, whether communicated by NetSuite or by Oracle, does not represent a commitment to deliver any material, code, or functionality, and should not be relied upon in making purchasing decision. It is intended for information purposes only, and may not be incorporated into any contract.

Additional Information about the Acquisition and Where to Find It

In connection with the proposed acquisition, Oracle will commence a tender offer for the outstanding shares of NetSuite. The tender offer has not yet commenced. This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of NetSuite, nor is it a substitute for the tender offer materials that Oracle and its acquisition subsidiary will file with the SEC upon commencement of the tender offer. At the time the tender is commenced, Oracle and its acquisition subsidiary will file tender offer materials on Schedule TO, and NetSuite will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. The tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other tender offer documents) and the Solicitation/Recommendation Statement will contain important information. Holders of shares of NetSuite are urged to read these documents when they become available because they will contain important information that holders of NetSuite securities should consider before making any decision regarding tendering their securities. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of shares of NetSuite at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s web site at www.sec.gov.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Oracle and NetSuite file annual, quarterly and special reports and other information with the SEC. You may read and copy any reports or other information filed by Oracle or NetSuite at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Oracle’s and NetSuite’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.